MEMORANDUM

From:	Margaret C. Kelsey	Date:	June 20, 2012

To:	Directors and Executive Officers	Re:	Restrictions on Transactions in Company Securities from July 20, 2012 through August 17, 2012

I am sending this notice to alert you to new, temporary restrictions on the trading of Modine Manufacturing Company (the “Company”) securities that will affect you directly.  The Company is in the process of changing the service provider of the Modine 401(k) Retirement Plan for Hourly Employees, the Modine 401(k) Retirement Plan for Salaried Employees, and the Deferred Compensation Plan (collectively, the “Plans”).  The transition of the Plans to the new provider will occur from July 20, 2012 through August 17, 2012, at the latest (the “blackout period”).  During the blackout period, all participants in the Plans will be prevented from engaging in transactions under the Plans, including sales of shares in the Modine Stock Fund, obtaining loans or distributions from, or diversifying or otherwise changing account balances in any Plan.

The Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission (“SEC”) rules provide that, during the blackout period, all directors and executive officers are generally prohibited from buying or selling the Company’s common stock, exercising equity awards or otherwise engaging in transactions in the Company’s common stock, regardless of whether you participate in the Plans.  This blackout period not only restricts your ability to engage in transactions in Company common stock held under the Plans, but also in Company common stock held in accounts outside of the Plans.  The restrictions on trading during the blackout period are in addition to the restrictions in the Company’s Insider Trading Policy (and associated trading calendar).  This means that during the period from July 20, 2012 through August 17, 2012 you will not be able to buy or sell any shares of Company common stock or exercise any stock options or stock appreciation rights, subject to certain limited exceptions set forth below.

The trading restrictions do not apply to certain transactions in Company securities, including:

•	Bona fide gifts;

•
Transactions pursuant to a 10b5-1 plan that was entered into prior to the beginning of the blackout period, provided you were unaware of the actual or approximate beginning or ending dates of the blackout period when it was entered into; and

•	Sale of Company stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

After the blackout period ends, you will be permitted to resume transactions in the Company’s common stock subject to the pre-clearance requirements of the Company’s Insider Trading Policy.

If you have any questions regarding the blackout period, please do not hesitate to contact me by telephone at (262) 636-1200 or by mail at 1500 DeKoven Avenue, Racine, WI 53403.